As filed with the Securities and Exchange Commission on April 29, 2022.

Registration No. 333-259707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Nexters Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Nexters Inc.

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Telephone: 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

J. David Stewart, Esq. Latham & Watkins LLP 99 Bishopsgate London, U.K., EC2M 2XF Tel: (+44) (0)20 7710 1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-259707

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory note

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-1 (File No. 333-259707) (the “Registration Statement”) of Nexters Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission on September 27, 2021, is being filed as an exhibit-only filing solely to file the consent of JSC “KPMG” with respect to its report dated April 29, 2022 relating to the financial statements of the Company contained in its Annual Report on Form 20-F as of and for the year ended December 31, 2021 and included in the Prospectus Supplement No. 8 dated April 29, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 8 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Exhibits and Financial Statement Schedules

(a)       Exhibits

Exhibit No.	Description
23.1*	Consent of JSC “KPMG”.

(*)       Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Limassol, Cyprus on the 29th day of April, 2022.

Nexters Inc.

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Andrey Fadeev	Chief Executive Officer and Director	April 29, 2022
Andrey Fadeev	(principal executive officer)

/s/ Alexander Karavaev	Chief Financial Officer	April 29, 2022
Alexander Karavaev	(principal financial officer)

/s/ Badma Budaev	Head of Group IFRS Reporting	April 29, 2022
Badma Budaev	(principal accounting officer)

*	Director	April 29, 2022
Boris Gertsovskiy

*	Director	April 29, 2022
Dmitrii Bukhman

*	Director	April 29, 2022
Igor Bukhman

*	Director	April 29, 2022
Ivan Tavrin

*	Director	April 29, 2022
Andrew Sheppard

*By:	/s/ Andrey Fadeev
Andrey Fadeev
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nexters Inc., has signed this Post-Effective Amendment to the Registration Statement on Form F-1 in Newark, Delaware, on the 29th day of April, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director